SCHEDULE 13G

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Class A Common Stock of Eventbrite, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of this 14th day of February, 2019.

/s/ Kevin Hartz
Kevin Hartz

/s/ Julia Hartz
Julia Hartz